Exhibit 10.9

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of January 31, 2024, by and between Celsius Mining LLC, a Delaware limited liability company (“Celsius Mining”), Priority Power Management, LLC, a Delaware limited liability company (“PPM”), and Ionic Digital Inc., a Delaware company (“MiningCo”). Celsius Mining and PPM are each a “Party” and collectively the “Parties” to this Agreement.

RECITALS

WHEREAS, Celsius Mining and PPM are party to (i) that certain Letter of Intent with Terms and Conditions for Proposed Development of Sites for Virtual Currency Mining Facilities, dated December 22, 2021, for the development and energy management of the Rebel, East Stiles, and Stiles sites (as described therein) (the “Rebel, East Stiles, and Stiles LOI”), (ii) that certain Letter of Intent with Terms and Conditions for Proposed Development of Sites for Virtual Currency Mining Facilities, dated February 16, 2022, for the Garden City site (as described therein) (the “Garden City LOI”), (iii) that certain Amended Energy Management and Consulting Services Agreement, dated as of August 2, 2022 (the “EMCSA”), and (iv) that certain Energy Management Services Agreement, dated as of November 17, 2022 (the “EMSA Agreement,” and together with the Rebel, East Stiles, and Stiles LOI, the Garden City LOI, and the EMCSA, each as may be amended, supplemented, or modified from time to time the “Mining Agreements”). The Mining Agreements are attached hereto as Exhibit A;

WHEREAS, on July 13, 2022, and December 7, 2022, as applicable, Celsius Mining LLC, a Delaware limited liability company and certain of its debtor affiliates (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on September 27, 2023, the Debtors filed the Modified Joint Chapter 11 Plan of Reorganization of Celsius Network LLC and Its Debtor Affiliates [Docket No. 3577] (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”);1

WHEREAS, on November 30, 2023, the Debtors filed the Joint Motion of the Debtors and the Committee for Entry of an Order (I) Approving the Implementation of the MiningCo Transaction and (II) Granting Related Relief [Docket No. 4050] (the “MiningCo Motion”);

WHEREAS, on November 9, 2023, the Bankruptcy Court confirmed the Modified Joint Chapter 11 Plan of Reorganization of Celsius Network LLC and Its Debtor Affiliates [Docket No. 3972] (the “Confirmation Order”); and on December 27, 2023, the Bankruptcy Court entered an order approving the Wind Down Motion [Docket No. 4171] (the “MiningCo Order”);

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Modified Joint Chapter 11 Plan of Celsius Network LLC and its Debtor Affiliates (the “Plan”), attached as Exhibit A to the Finding of Fact, Conclusions of Law, and Order Confirming the Modified Joint Chapter 11 Plan of Celsius Network LLC and its Debtor Affiliates (the “Confirmation Order”) [Docket No. 3972].

WHEREAS, as part of implementing the Restructuring Transactions, on the Effective Date of the Plan, the Debtors will transfer the Mining Assets to Ionic Digital Inc., a Delaware limited liability company, and/or its designated assignee affiliates under the Plan (“MiningCo”), and such transfer shall constitute a legal, valid, binding, and effective sale of the Mining Assets and shall vest MiningCo with title to the Mining Assets;

WHEREAS, Celsius Mining and PPM, seek to amend and modify the Mining Agreements as part of Celsius’s chapter 11 plan of reorganization and the establishment of MiningCo; and

WHEREAS, as part of implementing the Restructuring Transactions, Celsius Mining, desires to sell, transfer, assign, convey, and deliver to MiningCo, all of Celsius Mining’s right, title, and interest in, to and under the Mining Agreements on the Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, Celsius Mining and PPM hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan or the Mining Agreements, as applicable.

2. Assignment and Assumption. Pursuant to the Plan, on the Effective Date, Celsius Mining will transfer, assign, convey, and deliver to MiningCo all of Celsius Mining’s right, title and interest in and to the Mining Agreements, free and clear of any and all liens and encumbrances. For the avoidance of doubt, MiningCo, as the assignee of the Mining Agreements, shall have no obligation to pay or assume any cure obligation in connection with the assumption and assignment of the Mining Agreements; provided that MiningCo shall assume all go-forward rights and obligations on the Effective Date. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that, except as explicitly set forth herein (a) each of Celsius Mining and MiningCo reserves all of its rights under the Plan, and (b) this Agreement shall not prejudice any rights of the Debtors or MiningCo under the Plan.

3. Amended Agreement. Subject to and in accordance with the Debtors’ and MiningCo’s rights under the Plan (including without limitation, Article IV and Article V thereof), Celsius Mining and PPM hereby agree to amend the Mining Agreements on the Effective Date as follows:

a)	PPM shall transfer and assign title to the land for each of the Garden City site (the “Garden City”) and East Stiles site (“East Stiles”) to MiningCo (or its subsidiary designees) on the Effective Date in substantially the form attached hereto as Exhibit B, which shall include a special warranty of title from PPM and its affiliates, and which each Party shall execute on the Effective Date in the form necessary for recording in the real property records of the county in which each of Garden City and East Stiles is located.

b)	PPM shall hereby immediately assign all of its right, title, and interest, subject only to any consent required from Oncor Electric Delivery Company LLC (“Oncor”) (or cause the transfer and assignment) of the Facilities Extension Agreements (each, an “FEA” and collectively the “FEAs”) currently in effect between PPM and Oncor for each of the Rebel site (“Rebel”), the Stiles site (“Stiles”), East Stiles and Garden City, in each case reflecting Oncor’s Primary-Substation Delivery Tariff, commonly referred to as a “one-span” rate, to MiningCo (or its subsidiary designees) as soon as possible following the Effective Date and in no event later than thirty (30) days following the Effective Date; to the extent that any consent of Oncor is required in order to avoid a breach or termination of such FEAs, PPM agrees from the date hereof to use commercially reasonable best efforts to obtain Oncor consent to such transfer and assignment. PPM shall continuously collaborate with MiningCo in obtaining such consent, and shall promptly notify MiningCo of any discussions or correspondence with Oncor related thereto until such consent is obtained. As of the date hereof, PPM represents and warrants that it has disclosed to MiningCo (i) all agreements with Oncor related to the subject matter herein (including all FEAs) and (ii) all correspondence with Oncor or its affiliates related thereto. Pending receipt of fully executed, effective and consented to FEAs, PPM agrees that it shall cooperate in making available all benefits of such FEAs to MiningCo.

c)	PPM shall for the duration of the EMSA and EMCSA, and while Celsius Mining (and subsequently MiningCo) is not in continuing uncured payment default thereunder, grant Celsius Mining (and subsequently MiningCo) sub-easements relating to the delivery of power at the Garden City, Rebel, East Stiles, and Stiles sites in the form attached hereto as Exhibit D.

d)	PPM shall within five business days of the Effective Date assign the master easements held by PPM relating to delivery of power at the Garden City, Rebel, East Stiles, and Stiles sites (“Master Easements”) to MiningCo (or its subsidiary designees), substantially in the form attached hereto as Exhibit E (or such other form in which such easements are currently held by PPM), subject to there being no continuing uncured payment default under the EMSA and the EMCSA by Celsius and MiningCo, as applicable; provided that if at the time of expiration, Celsius Mining (or MiningCo or any transferee permitted under such agreements) is in payment default of the EMSA and/or the EMCSA, PPM shall retain title to the Master Easements until such time as such payment obligations under the EMSA and EMCSA have been satisfied.

e)	Celsius Mining shall promptly pay the outstanding balance of $271,132.62 (except to the extent that such amount has been previously satisfied by Celsius through payments or offsets benefitting PPM) under the Mining Agreements in full and final settlement of all disputed amounts thereunder.

f)	The payment due date of the East Stiles Phase 2A and 2B development fees is modified to the date that the FEA in respect of the Phase 2 expansion capacity for East Stiles of up to 10 MW for Phase 2A and 20 MW for Phase 2B is delivered to MiningCo, and the fee invoiced shall be $850,000 for Phase 2A and $1,700,000 for Phase 2B (or if a lesser capacity, calculated at a rate of $85,000 per megawatt actually permitted (“MW”)); provided that (i) the payment due date shall occur no earlier than the date that is six months prior to the capacity availability date communicated by Oncor in writing, upon delivery of the applicable executable FEA to MiningCo (A) in a form on or better than industry standard, (B) reflecting Oncor’s Primary-Substation Delivery Tariff, commonly referred to as a “one-span” rate, and (C) executed by Oncor and only requiring MiningCo’s execution prior to it becoming effective, where MiningCo is afforded reasonable time, not to be less than fifteen (15) business days, to review and execute such documentation; (ii) the payment(s) shall be made into escrow and shall not be released to PPM until such the expansion power capacity is available to be energized;and (iii) the payment(s) shall be refunded to MiningCo if either (A) Oncor communicates that such expansion power capacity will no longer be available, or (B) such expansion power capacity is not is available to be energized prior to July 31, 2027. In order to be entitled to the release of the payment(s) held by the escrow agent under the foregoing sentence, MiningCo must take commercially reasonable steps to achieve the energization of such expansion power capacity.

g)	With respect to the Rebel Phase 2 development fee, (i) the Parties shall modify the payment due date to the later of (A) December 31, 2024 or (B) the date that the FEA in respect of the Phase 2 expansion capacity for Rebel of up to 25 MW is delivered to Celsius Mining and the fee invoiced for $2,125,000 (or if a lesser capacity, calculated at a rate of $85,000 per/MW megawatt); provided that in no event shall the payment due date occur earlier than the date that is six months prior to the capacity availability date communicated by Oncor in writing upon delivery of the executable Facilities Extension Agreement to MiningCo (A) in a form on or better than industry standard, (B) reflecting Oncor’s Primary-Substation Delivery Tariff, commonly referred to as a “one-span” rate, and (C) executed by Oncor and only requiring MiningCo’s execution prior to it becoming effective, where MiningCo is afforded reasonable time, not to be less than fifteen (15) business days, to review and execute such documentation; (ii) the payment shall be made into escrow and shall not be released to PPM until such expansion power capacity is available to be energized; and (iii) the payment shall be refunded to MiningCo if either (A) Oncor communicates that such expansion power capacity will no longer be available, or (B) such expansion power capacity is not is available to be energized prior to July 31, 2027. In order to be entitled to the release of the payment(s) held by the escrow agent under the foregoing sentence, MiningCo must take commercially reasonable steps to achieve the energization of such expansion power capacity.

4. No Assumption of Liabilities: The parties represent and warrant that MiningCo will not be obligated to pay or assume any cure amounts or other amounts relating to or arising from or during the period prior to the Effective Date with respect to the Mining Agreements. Without limiting the foregoing, after the Mining Agreements are assumed and assigned to MiningCo, MiningCo shall be solely obligated to perform obligations that arise after the Effective Date. Furthermore, except as expressly provided herein, no other agreements by and among Celsius Mining and PPM shall be assumed or assumed and assigned pursuant to this Agreement. Nothing herein is intended or shall be construed as being inconsistent with the Plan (including the Plan Supplement).

5. Release of Claims. Upon the valid assignment and delivery by PPM to MiningCo of (a) each of Garden City and East Stiles, and (b) each of the FEAs, Master Easements and sub- easements detailed above, each of the Parties shall unequivocally, fully, irrevocably, and forever release and forever discharge the other Party and its affiliates, of and from any and all claims, known and unknown, asserted or unasserted, including but not limited to any breaches or defaults, arising under or related to the Mining Agreements and that arose prior to such assignment and delivery. PPM further agrees and covenants not to sue or otherwise assert against MiningCo any claim arising from or relating to any act, omission, or occurrence prior to the Effective Date, whether known or unknown, that arises under or relates to the Mining Agreements.

6. Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or do not have jurisdiction over any Party hereto.

7. Remedies. PPM agrees and acknowledges that irreparable damage would occur in the event of a breach of this Agreement by PPM and remedies at law would not be adequate to compensate Celsius Mining or MiningCo. Accordingly, PPM agrees that Celsius Mining or MiningCo shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive relief, and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. PPM hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

8. Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9. Modifications. This Agreement may be amended by the Parties only by an instrument in writing. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity without the prior written consent of the other Parties.

11. Execution of Agreement. This Agreement may be executed in counterparts (including by means of email in .pdf format), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and shall become effective when two or more such counterparts have been signed by each of the parties hereto and delivered to the other party (it being understood that all parties need not sign the same counterpart).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CELSIUS MINING LLC

By:	/s/ Christopher Ferraro
Name:	Christopher Ferraro
Title:	Authorized Signatory

[Signature Page to Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ionic Digital Inc.

By:	/s/ Matt Prusak
Name:	Matt Prusak
Title:	CEO

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Priority Power Management, LLC

By:	/s/ Trent Stout
Name:	Trent Stout
Title:	Chief Commercial Officer

[Signature Page to Assignment and Assumption Agreement]

Exhibit A

Mining Agreements

Attached.

Exhibit B

Form of Assignment and Bill of Sale

Attached.

Exhibit C

Form of FEA Assignment Agreement

To come.

Exhibit D

Form of Sub-easement Agreement

To come.

Exhibit E

Form of Master Easements Assignment Agreement

To come.